January 12, 2011

Contacts:
Analysts Jay Gould Todd Beekman	(614) 480-4060 (614) 480-3878	Media Maureen Brown	(614) 480-5512

HUNTINGTON BANK APPOINTS STEVEN G. ELLIOTT TO ITS BOARD

Elliott has 40 years of extensive banking, financial management and bank integration experience

COLUMBUS, Ohio, Jan. 12, 2011 — Huntington Bancshares Incorporated (Nasdaq: HBAN) has appointed Steven G. Elliott, retired senior vice chairman of BNY Mellon, to its board. During his 23-year career with BNY Mellon, Elliott served as chief financial officer, led a number of the company’s servicing businesses and was co-leader of the integration of The Bank of New York and Mellon Financial Corporation when they merged in 2007.

“Steve is one of the most broadly experienced financial services executives in the United States,” said Stephen D. Steinour, chairman, president and chief executive officer of Huntington. “Huntington will benefit enormously from his insights and advice. He will join the board’s Risk Oversight Committee, where his experience will insure that we continue to build strong and effective risk management.”

Elliott also served as a director of Mellon Financial Corporation from 2001 until the merger in July 2007. He was then a director of BNY Mellon through July 2008.

A certified public accountant, Elliott joined Mellon in 1987 as head of finance. He was named chief financial officer in 1990, vice chairman in 1992 and senior vice chairman in 1998. As chief financial officer from 1990 to 2002, Elliott led strategic acquisitions, divestitures and restructurings. He also has held various line of business leadership roles in asset servicing, securities lending, foreign exchange, capital markets, global cash management and institutional banking.

“I am delighted to join Huntington, which I believe has created a winning strategy for sound growth,” said Elliott. “I look forward to being part of such an active board that is committed to increasing shareholder value as we grow the bank.”

Prior to joining Mellon, Elliott served as chief financial officer of First Commerce Corporation, corporate controller of Crocker National Bank, senior vice president of Continental Illinois National Bank and corporate controller of United California Bank.

About Huntington

Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services for 144 years. Huntington offers checking, loans, savings, insurance and investment services. It has more than 600 branches and also offers retail and commercial financial services online; through its telephone bank; and through its network of over 1,350 ATMs. Huntington’s Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area, as well as selected New England states.